Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  January 30, 2019

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS 2018 FINANCIAL RESULTS IMPROVED 26%

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary Fidelity Deposit and Discount Bank,  announced net income for the year ended December 31, 2018 of $11.0 million, or $2.90 diluted earnings per share,  compared to $8.7 million, or $2.33 diluted earnings per share, for the year ended December 31, 2017.  The $2.3 million, or 26%, growth in net income resulted primarily from a  $2.6 million increase in net interest income combined with $0.8 million increase in non-interest income, partially offset by a $0.9 million increase in the provision for income taxes and $0.2 million increase in operating expenses.    The Company experienced a  $70.5 million, or 9%, increase in average interest-earning assets funded by a  $56.4 million increase in average deposits, $11.2 million in average borrowings and $4.7 million increase in average shareholders’ equity during 2018 compared to 2017.    This balance sheet growth increased the year’s  income before income taxes by $3.2 million, or 32%.  Return on average assets (ROA) and return on average equity (ROE) were 1.20% and 12.36%, respectively, for 2018 and 1.03% and 10.34%, respectively, for 2017.

“2018 marked another successful year for Fidelity Bank, with record net-income.  Earnings per share increased, and our returns on average assets and equity were strong.” stated Daniel J. Santaniello, President and Chief Executive Officer.  “Fidelity Bank reached this mark by increasing loans, deposits, and non-interest income, while coupling it with disciplined expense management.  For the first time in several years, Fidelity Bank expanded the branch network by opening a new branch in Dallas, Pennsylvania and its surrounding Back Mountain Region.  Fidelity Bank is well positioned for continued success in building long-term shareholder value, supported by strong capital levels and Bankers that are committed to a superior client experiences.”

For the quarter ended December 31, 2018, net income increased $0.5 million, or 22%, to $2.8 million from $2.3 million for the same 2017 period.  Net income improved despite not having the $1.1 million reduction to provision for income taxes that occurred in the fourth quarter of 2017 resulting from the Tax Cuts and Jobs Act (Tax Act).  The quarter-over-quarter increase was primarily driven by a  14%  increase in total revenue from a $0.9 million increase in net interest income and a  $0.4 million increase in non-interest income combined with $0.4 million less non-interest expenses and $0.2 million lower provision for loan losses.  Earnings per share on a diluted basis were $0.75 and $0.61 for the fourth quarters of 2018 and 2017, respectively.    ROA and ROE were 1.17% and 12.43%, respectively, for the fourth quarter of 2018 and 1.07% and 10.61%, respectively, for the fourth quarter of 2017.

Consolidated Fourth Quarter Operating Results Overview

Net interest income was $8.0 million for the fourth quarter of 2018, a $0.9 million, or 13%, increase over the  $7.1 million earned for the fourth quarter of 2017.    The net interest income growth resulted from a  $104.0 million larger average balance of interest-earning assets that generated 23 basis point higher fully-taxable equivalent (FTE) yields which  increased interest income by $1.7 million.  The loan portfolio had the biggest impact, producing a  $1.3 million increase in interest income with all portfolios contributing to the increase.  Yields on average quarterly balances of $338.5 million in floating rate loans at December 31, 2018 benefited from 100 basis points in short-term rate increases by the Federal Reserve in 2018,  and mitigated the effect of adding lower yields on shorter average life indirect consumer loans which experienced the most growth in the loan portfolio.  The investment portfolio benefited from the Company investing in $40.7 million more, on average, in mortgage backed securities and municipal securities which caused interest income on investments to increase $0.4 million.  Partially offsetting the increase in net interest income from higher interest income, interest expense increased $0.8 million.  The average balance of interest-bearing deposits increased $16.9 million and the rates paid on these deposits increased 23 basis points resulting in $0.4 million in additional interest expense.  The Company also utilized $60.8 million in average overnight borrowings and FHLB advances at higher rates to fund earning asset growth at higher rates over deposit costs, which contributed another $0.4 million to interest expense.  The Company’s lower tax rate in 2018 due to the Tax Act decreased the FTE yields on nontaxable interest-earning assets and had the effect of reducing FTE net interest rate spread and margin both by eight basis points, respectively.  As a result of the negative impact of the FTE adjustment from the lower tax rate and the higher volume and rates paid on interest-bearing liabilities, net interest spread was 3.32% for the fourth quarter of 2018, or 18 basis points lower than the 3.50% recorded for the same 2017 quarter.  The Company mitigated the effect on FTE net interest margin and cost of funds by generating $26.7 million more in average non-interest bearing deposits during the quarter.  The cost of funds increased 31 basis points despite a 41 basis point higher rate paid on interest-bearing liabilities.    The Company’s FTE net interest margin decreased by only seven basis points to 3.58% for the three months ended December 31, 2018 from 3.65% for the same 2017 period.  Excluding the effect of the tax rate change, margin would have increased by one basis point.

The provision for loan losses was $0.3 million for the fourth quarter of 2018 compared to $0.5 million for the fourth quarter of 2017.  Continued provisioning was in response to the Company’s level of loan growth in order to maintain an allowance level that the Company deemed adequate.

Total other income increased $0.4 million to $2.3 million for the fourth quarter of 2018 compared to $1.9 million for the fourth quarter of 2017.  The Company utilized a few tax strategies at the end of 2017 in response to the passage of the Tax Act that reduced net interest income by $0.3 million for the fourth quarter of 2017.  The remaining $0.1 million increase in non-interest income was primarily due to higher debit card interchange fees.

Other expenses declined $0.4 million, or 6%, for the fourth quarter of 2018 to $6.5 million from $6.9 million for the same 2017 quarter.  In response to the Tax Act, the Company strategically accelerated certain expenses to maximize the one time benefits during the fourth quarter of 2017.  These expenses included $0.2 million in year-end employee bonuses, $0.1 million from the early payoff of a lease and a $0.5 million charitable donation to a newly formed community foundation.  Excluding these expenses, non-interest expense actually increased $0.4 million quarter-over-quarter.  The increase was primarily due to $0.2 million in additional advertising expense, $0.1 million more donations and $0.1 million higher salaries.

The provision for income taxes increased $1.4 million from a  $0.9 million credit for the fourth quarter of 2017 to $0.5 million for the fourth quarter of 2018.  The increase was primarily due to a $1.1 million deferred tax credit adjustment made in the fourth quarter of 2017 resulting from the Tax Act.  The remaining increase was due to higher taxable income during the fourth quarter of 2018.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $30.4 million for the year ended December 31, 2018 compared to $27.8 million for the year ended December 31, 2017.  The $2.6 million, or 9%, improvement was the result of a larger average balance of higher-yielding interest-earning assets which generated $4.3 million in additional interest income that more than offset a  $1.7 million increase in interest expense from higher rates paid on a larger average balance of interest-bearing liabilities.  The loan portfolio caused the most impact, producing a  $3.2 million increase in interest income, of which $1.9 million was the result of higher average loan balances and $1.3 million stemmed from higher yields earned on loans.  The investment portfolio contributed $0.9 million in additional earnings, primarily from a larger average balance of mortgage-backed securities earning a higher yield.  On the liability side, higher rates paid on $28.6 million more average interest-bearing deposits caused interest expense to increase by  $1.1 million.    Additionally, higher rates paid on larger average overnight borrowings resulted in $0.5 million more interest expense and higher rates paid on FHLB advances increased interest expense $0.1 million.  FTE net interest spread was 3.42% for 2018, or fourteen basis points lower than the 3.56% recorded for 2017.  The lower FTE adjustment in 2018 from the Tax Act had the effect of reducing the spread by eight basis points.  Additionally, the rates paid on interest-bearing liabilities rose faster than the yields earned on interest-earning assets, which further reduced the FTE net interest rate spread by 6 basis points.    Over the same time period, the Company’s FTE net interest margin decreased by six basis points to 3.64% from 3.70%.  If not for the negative impact of the Tax Act, net interest margin would have increased by one basis point due to the $27.7 million increase in average non-interest bearing deposits.

For the year ended December 31, 2018, the provision for loan losses was $1.5 million which was unchanged from December 31, 2017.  Loan growth combined with improving asset quality during 2018 supported the lower allowance for loan losses as a percentage of total loans, which fell to 1.36% at December 31, 2018 compared to 1.44% at December 31, 2017.

Total other income for the year ended December 31, 2018 was $9.2 million, an increase of $0.8 million, or 10%, from $8.4 million for the year ended December 31, 2017.  The increase in other income was comprised of the following: $0.3 million in interchange fees, $0.3 million in trust fees, and $0.2 million in financial service fees.  In addition, there were $0.3 million in one-time losses realized in 2017 due to tax strategies.  These increases were partially offset by $0.2 million fewer gains on loan sales and $0.1 million less service charges on loans.

Other expenses increased to $25.0 million for the year ended December 31, 2018, an increase of $0.2 million from $24.8 million for the year ended December 31, 2017.  The largest driver of this increase was a $0.6 million increase in salaries and employee benefits expense due to $0.6 million higher salaries, $0.2 million in additional stock-based compensation expense and a  $0.1 million increase in post-retirement benefit expenses partially offset by a  $0.2 million decrease in bonuses from a one-time payout in 2017.  In addition, there was a $0.2 million increase in data processing expense and $0.2 million in additional advertising expense.  These increases were partially offset by a $0.3 million decrease in professional fees, $0.4 million less donations, and $0.1 million less collection expense.

Consolidated Balance Sheet & Asset Quality Overview

The Company’s total assets increased $117.5 million, or 14%, to $981.1 million at December 31, 2018 from $863.6 million at December 31, 2017.  This asset growth resulted primarily from $82.0 million net growth in the loan portfolio and a $25.4 million increase in securities.  Asset growth was funded by a $40.0 million increase in deposits plus $68.4 million in additional borrowings.  The Company continued to focus on increasing assets using its relationship management strategy to grow loans and deposits and achieve profitable returns.  The Company has begun its Luzerne County expansion plans with the Back Mountain branch opening late in the fourth quarter of 2018 and construction on the Mountain Top branch set to begin in 2019.

Total non-performing assets were $6.3 million, or 0.64% of total assets, at December 31, 2018 compared to $6.3 million, or 0.73% of total assets, at December 31, 2017.  Non-performing assets were relatively unchanged from prior period, as a $0.8 million increase in non-accruing loans was offset by a reduction of $0.8 million in other real estate owned.  Net charge-offs to average total loans decreased to 0.13% at December 31, 2018 compared to 0.26% at December 31, 2017.  The improvement was due to a $0.7 million reduction in net charge-offs compared to December 31, 2017.

Shareholders’ equity increased $6.2 million, or 7%, to $93.6 million at December 31, 2018 from $87.4 million at December 31, 2017.  Net income growth of $11.0 million was partially offset by a  $2.5 million, after tax, reduction in net unrealized gains from the investment portfolio.  An additional $1.4 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation expense, was offset by $3.7 million in cash dividends paid to shareholders.  The Company remains well capitalized and is positioned for continued growth with total shareholders’ equity at 9.54% of total assets at December 31, 2018.  Book value per share was $24.89 at December 31, 2018 compared to $23.40 at December 31, 2017.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the customers served by The Fidelity Deposit and Discount Bank, and is proud to be an active member of the community of Northeastern Pennsylvania.  The Company serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 11 community banking office locations providing personal and business banking products and services, including wealth management assistance through fiduciary activities with the Bank’s full trust powers; as well as offering a full array of asset management services.  The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪	the effects of economic conditions on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	December 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$17,485	$15,825
Investment securities	182,810	157,385
Federal Home Loan Bank stock	6,339	2,832
Loans and leases	722,687	640,141
Allowance for loan losses	(9,747)	(9,193)
Premises and equipment, net	18,289	16,576
Life insurance cash surrender value	20,614	20,017
Other assets	22,625	20,054

Total assets	$981,102	$863,637

Liabilities
Non-interest-bearing deposits	$194,731	$178,631
Interest-bearing deposits	575,452	551,515
Total deposits	770,183	730,146
Short-term borrowings	76,366	18,502
FHLB advances	31,704	21,204
Other liabilities	9,292	6,402
Total liabilities	887,545	776,254

Shareholders' equity	93,557	87,383

Total liabilities and shareholders' equity	$981,102	$863,637

Average Year-To-Date Balances:	December 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$18,639	$15,644
Investment securities	172,085	154,738
Loans and leases, net	668,090	621,440
Premises and equipment, net	16,389	16,961
Other assets	42,739	35,564

Total assets	$917,942	$844,347

Liabilities
Non-interest-bearing deposits	$196,790	$169,075
Interest-bearing deposits	564,763	536,123
Total deposits	761,553	705,198
Short-term borrowings	37,558	28,673
FHLB advances	22,109	19,778
Other liabilities	7,697	6,379
Total liabilities	828,917	760,028

Shareholders' equity	89,025	84,319

Total liabilities and shareholders' equity	$917,942	$844,347

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017
Interest income
Loans and leases	$8,173	$6,850	$30,113	$26,895
Securities and other	1,451	1,066	5,217	4,169

Total interest income	9,624	7,916	35,330	31,064

Interest expense
Deposits	1,140	779	3,811	2,750
Borrowings and debt	520	87	1,062	473

Total interest expense	1,660	866	4,873	3,223

Net interest income	7,964	7,050	30,457	27,841

Provision for loan losses	(325)	(525)	(1,450)	(1,450)
Other income	2,263	1,883	9,200	8,367
Other expenses	(6,530)	(6,953)	(25,072)	(24,836)

Income before income taxes	3,372	1,455	13,135	9,922

Provision for/ benefit from income taxes	(525)	872	(2,129)	(1,206)
Net income	$2,847	$2,327	$11,006	$8,716

	Three Months Ended
	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017
Interest income
Loans and leases	$8,173	$7,779	$7,250	$6,911	$6,850
Securities and other	1,451	1,249	1,285	1,232	1,066

Total interest income	9,624	9,028	8,535	8,143	7,916

Interest expense
Deposits	1,140	981	886	804	779
Borrowings and debt	520	336	126	80	87

Total interest expense	1,660	1,317	1,012	884	866

Net interest income	7,964	7,711	7,523	7,259	7,050

Provision for loan losses	(325)	(400)	(425)	(300)	(525)
Other income	2,263	2,283	2,371	2,283	1,883
Other expenses	(6,530)	(6,172)	(6,162)	(6,208)	(6,953)

Income before income taxes	3,372	3,422	3,307	3,034	1,455

Provision for/ benefit from income taxes	(525)	(559)	(539)	(506)	872
Net income	$2,847	$2,863	$2,768	$2,528	$2,327

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017
Assets
Cash and cash equivalents	$17,485	$16,944	$17,972	$36,305	$15,825
Investment securities	182,810	171,451	164,403	165,768	157,385
Federal Home Loan Bank stock	6,339	4,717	3,490	2,320	2,832
Loans and leases	722,687	704,886	686,993	642,705	640,141
Allowance for loan losses	(9,747)	(9,944)	(9,527)	(9,408)	(9,193)
Premises and equipment, net	18,289	16,204	16,189	16,350	16,576
Life insurance cash surrender value	20,614	20,464	20,315	20,168	20,017
Other assets	22,625	25,132	22,766	23,209	20,054

Total assets	$981,102	$949,854	$922,601	$897,417	$863,637

Liabilities
Non-interest-bearing deposits	$194,731	$206,588	$212,364	$206,729	$178,631
Interest-bearing deposits	575,452	572,473	565,894	568,562	551,515
Total deposits	770,183	779,061	778,258	775,291	730,146
Short-term borrowings	76,366	40,269	29,553	8,642	18,502
FHLB advances	31,704	31,704	18,704	18,704	21,204
Other liabilities	9,292	8,768	7,234	7,278	6,402
Total liabilities	887,545	859,802	833,749	809,915	776,254

Shareholders' equity	93,557	90,052	88,852	87,502	87,383

Total liabilities and shareholders' equity	$981,102	$949,854	$922,601	$897,417	$863,637

Average Quarterly Balances:	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017
Assets
Cash and cash equivalents	$14,682	$14,597	$21,017	$24,412	$19,623
Investment securities	183,548	169,280	168,981	166,374	155,943
Loans and leases, net	705,209	686,318	648,006	631,821	629,489
Premises and equipment, net	16,499	16,257	16,295	16,507	16,802
Other assets	44,686	43,483	42,047	40,685	37,997

Total assets	$964,624	$929,935	$896,346	$879,799	$859,854

Liabilities
Non-interest-bearing deposits	$200,936	$203,530	$197,355	$185,090	$174,282
Interest-bearing deposits	573,211	554,652	565,560	565,655	556,354
Total deposits	774,147	758,182	762,915	750,745	730,636
Short-term borrowings	59,289	55,141	19,250	15,885	12,984
FHLB advances	31,704	18,725	18,704	19,204	21,801
Other liabilities	8,625	8,077	7,330	6,729	7,442
Total liabilities	873,765	840,125	808,199	792,563	772,863

Shareholders' equity	90,859	89,810	88,147	87,236	86,991

Total liabilities and shareholders' equity	$964,624	$929,935	$896,346	$879,799	$859,854

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017
Selected returns and financial ratios
Basic earnings per share	$0.76	$0.76	$0.74	$0.67	$0.63
Diluted earnings per share	$0.75	$0.75	$0.73	$0.67	$0.61
Dividends per share	$0.26	$0.24	$0.24	$0.24	$0.26
Yield on interest-earning assets (FTE)	4.31%	4.20%	4.17%	4.12%	4.08%
Cost of interest-bearing liabilities	0.99%	0.83%	0.67%	0.60%	0.58%
Cost of funds	0.76%	0.63%	0.51%	0.46%	0.45%
Net interest spread (FTE)	3.32%	3.37%	3.50%	3.52%	3.50%
Net interest margin (FTE)	3.58%	3.60%	3.69%	3.68%	3.65%
Return on average assets	1.17%	1.22%	1.24%	1.17%	1.07%
Return on average equity	12.43%	12.65%	12.60%	11.75%	10.61%
Efficiency ratio (FTE)	62.66%	60.65%	61.20%	63.95%	75.13%
Expense ratio	1.76%	1.66%	1.70%	1.81%	2.34%

	Twelve Months Ended
	Dec. 31, 2018	Dec. 31, 2017
Basic earnings per share	$2.93	$2.35
Diluted earnings per share	$2.90	$2.33
Dividends per share	$0.98	$0.88
Yield on interest-earning assets (FTE)	4.20%	4.11%
Cost of interest-bearing liabilities	0.78%	0.55%
Cost of funds	0.59%	0.43%
Net interest spread (FTE)	3.42%	3.56%
Net interest margin (FTE)	3.64%	3.70%
Return on average assets	1.20%	1.03%
Return on average equity	12.36%	10.34%
Efficiency ratio (FTE)	62.10%	62.04%
Expense ratio	1.73%	1.75%

Other financial data	At period end:
(dollars in thousands except per share data)	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017
Interest income adjustment to FTE	$196	$182	$175	$165	$322
Book value per share	$24.89	$23.97	$23.68	$23.32	$23.40
Equity to assets	9.54%	9.48%	9.63%	9.75%	10.12%
Allowance for loan losses to:
Total loans	1.36%	1.42%	1.39%	1.47%	1.44%
Non-accrual loans	2.27x	2.63x	3.45x	3.24x	2.67x
Non-accrual loans to total loans	0.59%	0.54%	0.40%	0.45%	0.54%
Non-performing assets to total assets	0.64%	0.65%	0.66%	0.79%	0.73%
Net charge-offs to average total loans	0.13%	0.08%	0.12%	0.05%	0.26%

Capital Adequacy Ratios
Total risk-based capital ratio	14.75%	14.87%	14.82%	15.19%	14.90%
Common equity tier 1 risk-based capital ratio	13.50%	13.61%	13.57%	13.93%	13.65%
Tier 1 risk-based capital ratio	13.50%	13.61%	13.57%	13.93%	13.65%
Leverage ratio	9.79%	9.93%	10.02%	9.98%	9.91%